Exhibit 5.1

November 10, 2016

Jole D. Deal
Chief Financial Officer
Cyanotech Corporation
73-4460 Queen Kaahumanu Highway, Suite 102
Kailua-Kona, Hawaii 96740

Re:	Registration Statement on Form S-8: Cyanotech Corporation 2016 Equity Incentive Plan

Ladies and Gentlemen:

We have acted as counsel to Cyanotech Corporation, a Nevada corporation (the “Company”), and are delivering this opinion in connection with the Registration Statement on Form S-8 of the Company (together with all exhibits thereto, the “Registration Statement”) being filed with the Securities and Exchange Commission (the “Commission”) on the date hereof, relating to the registration by the Company of 1,300,000 additional shares (the “Plan Shares”) of the Company’s Common Stock, par value $0.02 per share (the “Common Stock”), which were authorized by the stockholders of the Company on August 25, 2016, for issuance pursuant to the Company’s 2016 Equity Incentive Plan (the “Plan”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the General Rules and Regulations under the Securities Act of 1933, as Amended (the “Act”). As your counsel in connection with the Registration Statement, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of (i) the Plan, (ii) the Registration Statement, (iii) certain resolutions adopted by the Board of Directors of the Company, and (iv) such other certificates, instruments and documents as we have considered necessary for purposes of this opinion letter. As to any facts material to our opinions, we have made no independent investigation or verification of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Company.

Cyanotech Corporation
November 10, 2016

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photo static copies and the authenticity of the originals of such copies. In making our examination of documents executed or to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power and capacity, corporate, individual or other, to enter into and perform all other obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding affect thereof on such parties. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials. The opinion set forth below is subject to the following further qualifications, assumptions and limitations that:

(i)     the Plan Shares will be issued in accordance with the terms of the Plan;

(ii)     the Plan Shares will be issued, as applicable, upon in accordance with the terms of any applicable grant agreement;

(iii)     the consideration received by the Company for each Plan Share delivered pursuant to the Plan following the exercise of a vested option shall be the consideration specified in the applicable option agreement and shall not be less than the par value of the Common Stock; and

(iv)     the registrar and transfer agent for the Common Stock will duly register such issuance of Plan Shares by book entry, except in those instances where the registrar or the Company deem it to be more appropriate that stock certificates bearing the transfer agent’s countersignature evidencing such Plan Shares and in such instances such stock certificates for such Plan Shares are duly registered and issued.

Based on the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the Plan Shares have been duly authorized and, when the Plan Shares are issued by the Company in accordance with the terms of the Plan and any applicable instruments or agreements executed pursuant to the Plan, the Plan Shares will be validly issued, fully paid and non-assessable.

This opinion is limited in all respects to the General Corporation Law of the State of Nevada. We express no opinion as to any other law or any matter other than as expressly set forth above, and no opinion as to any other law or matter may be inferred or implied herefrom. The opinions expressed herein are rendered as of the date hereof and we expressly disclaim any obligation to update this letter or advise you of any change in any matter after the date hereof.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of the rules and regulations thereunder.

Sincerely,

/s/ Farella Braun + Martel LLP

Farella Braun + Martel LLP